UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 14, 2025

TrueCar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36449	04-3807511
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 Santa Monica Blvd, 12th Floor

Santa Monica, California 90401

(Address of principal executive offices, including zip code)

(800) 200-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TRUE	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On October 14, 2025, TrueCar, Inc. (the “Company” or “TrueCar”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Fair Holdings, Inc., a Delaware corporation (“Parent”), and Rapid Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”). Upon the terms and conditions set forth in the Merger Agreement, Merger Subsidiary will be merged with and into the Company (the “Merger”) with the Company surviving the Merger (the “Surviving Corporation”) as a wholly-owned subsidiary of Parent. Parent is led by TrueCar founder Scott Painter and backed by an equity commitment from Alpha Auto 2, LLC, a Florida limited liability company (the “Investor”).

The Board of Directors of the Company (the “Board”) has unanimously (i) determined that the Merger Agreement and the Transactions (as defined below), including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved the execution, delivery and performance by the Company of the Merger Agreement and the Support Agreements (as defined below), and the consummation of the transactions contemplated thereby, including the Merger (collectively, with the financing contemplated by the Equity Commitment Letter (as defined below), the “Transactions”); (iii) declared advisable the Merger Agreement and the Transactions on the terms and subject to the conditions set forth in the Merger Agreement; (iv) resolved to recommend that the Company’s stockholders vote to approve and adopt the Merger Agreement and the Transactions, including the Merger (such recommendation, the “Company Board Recommendation”); and (v) directed that the Merger Agreement be submitted to the Company’s stockholders for their approval.

At the effective time of the Merger (the “Effective Time”), each issued and outstanding share of Common Stock, par value $0.0001per share (“Company Stock”), of the Company (other than (i) Rollover Shares (as defined below), if any, (ii) shares of Company Stock held by a holder who is entitled to demand and properly demands appraisal of such shares in accordance with Section 262 of the Delaware General Corporation Law (“Dissenting Shares”) and (iii) shares of Company Stock held by the Company, Parent or any of their respective subsidiaries, excluding any Rollover Shares (each of (ii) and (iii), an “Excluded Share”)), will be canceled and converted into the right to receive $2.55 per share in cash, without interest (the “Merger Consideration”) and subject to any applicable withholding taxes. At the Effective Time, each Excluded Share will automatically be canceled and cease to exist, and each Dissenting Share shall represent the right to receive the fair value of such Dissenting Share in accordance with the provisions of Section 262 of the Delaware General Corporation Law.

Rollover Agreements

Prior to the Effective Time, Parent may seek to enter into rollover and contribution agreements (the “Rollover Agreements”) with certain stockholders of the Company (each, a “Rollover Stockholder” and, collectively, the “Rollover Stockholders”), pursuant to which each Rollover Stockholder would receive an equity interest in Parent as consideration for the contribution to Parent of shares of Company Stock held by such Rollover Stockholder prior to the Effective Time (collectively, the “Rollover Shares”). If any Rollover Agreements are executed and delivered prior to the Effective Time, then the Rollover Shares issued and outstanding immediately prior to the Effective Time will be canceled and, pursuant to the Rollover Agreements, the holder of such Rollover Shares will be entitled to receive shares of the common stock of Parent in respect thereof.

Treatment of Company Equity Awards

Pursuant to the Merger Agreement, at the Effective Time:

•	each then outstanding service-based restricted stock unit of the Company (each, a “Company RSU”) that is vested and outstanding but not yet settled (including any Company RSU that vests pursuant to the terms of the Merger Agreement) immediately prior to the Effective Time (each, a “Vested Company RSU”), whether settleable in shares of Company Stock or cash, shall be canceled, and Parent shall cause the Surviving Corporation to pay each such holder, within sixty (60) days of the Effective Time, for each Vested Company RSU an amount in cash equal to the Merger Consideration per share of Company Stock, less any applicable withholding taxes;

•	each performance-based restricted stock unit of the Company that is outstanding immediately prior to the Effective Time (each, a “Company PSU”), whether or not vested, and whether settleable in shares of Company Stock or cash, shall be canceled, and Parent shall cause the Surviving Corporation to pay each holder, within sixty (60) days of the Effective Time, for each Company PSU that qualifies as a “Change in Control Transaction Determined Unit” (as defined and determined in accordance with the Performance Unit Award Determination, Vesting and Issuance Criteria attached to the Performance Unit Award Agreement evidencing the award of such Company PSU) an amount in cash equal to the Merger Consideration per share of Company Stock, less any applicable withholding taxes; and

•	each option to purchase shares of Company Stock that is outstanding (but not yet exercised) immediately prior to the Effective Time (each, a “Company Option”), whether or not vested, shall be canceled, and Parent shall cause the Surviving Corporation to pay to each holder of a validly granted Company Option with an exercise price per share of Company Stock that is less than the Merger Consideration per share of Company Stock (each, an “In-the-Money Company Option”), within sixty (60) days of the Effective Time, an amount in cash equal to the Merger Consideration per share of Company Stock less (i) the exercise price per share of Company Stock of the Company Option and (ii) applicable withholding taxes.

For the avoidance of doubt, at the Effective Time, (i) each Company PSU that is not a Change in Control Determined Unit shall be canceled for no consideration and (ii) each Company Option that is not an In-the-Money Company Option shall be canceled for no consideration.

In addition, at the Effective Time, the portion of each award of Company RSUs that is unvested and outstanding immediately prior to the Effective Time and that does not vest upon the occurrence of the Effective Time by its terms and without any action by the Company (including as set forth in the Merger Agreement) (each, an “Unvested Company RSU Award”), whether settleable in shares of Company Stock or cash, shall be converted into the contingent right solely to receive from the Surviving Corporation, in full satisfaction of the rights of such holder with respect thereto, an amount in cash (a “Converted Stock Unit Cash Award”) equal to the product obtained by multiplying (A) the Merger Consideration per share of Company Stock by (B) the number of shares of Company Stock covered by the applicable Unvested Company RSU Award immediately prior to the Effective Time. Each Converted Stock Unit Cash Award shall continue to vest on the same schedule and conditions as applied to the applicable Unvested Company RSU Award and shall otherwise remain subject to the same terms and conditions as applied to the corresponding Unvested Company RSU Award, as applicable, immediately prior to the Effective Time (excluding any terms rendered inoperative by reason the Merger and for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the Converted Stock Unit Cash Award). Parent shall cause payment of each applicable portion of a Converted Stock Unit Cash Award to be made to the applicable holder through the payroll or other appropriate system of the Surviving Corporation, as applicable, as soon as practicable after the applicable vesting date, but in each such case within sixty (60) days following the applicable vesting date, less any applicable withholding taxes and without interest.

Financing; Deposit Amount

As described in more detail below, Parent plans to finance the Transactions utilizing a combination of (i) the Company’s “Cash on Hand” (as defined in the Merger Agreement), (ii) an equity financing commitment in the amount of $164,000,000 (the “Commitment”) provided by the Investor pursuant to the terms of the Equity Commitment Letter described under “Equity Commitment Letter” below, and (iii) the Additional Equity Financing (as defined below).

Concurrently with the execution and delivery of the Merger Agreement and the Equity Commitment Letter, the Investor funded and irrevocably deposited $15,000,000 (the “Deposit Amount”) with the Company on behalf of Parent for the sole purpose of either (i) satisfying any obligation of Parent to pay the Parent Termination Fee (as defined below) pursuant to the Merger Agreement or (ii) paying a portion of the aggregate Merger Consideration to be paid by Parent at the closing of the Transactions (the “Closing”). Until the earlier to occur of the termination of the Merger Agreement and the Closing, the Company must hold and invest the Deposit Amount in accordance with the terms of the Merger Agreement. If the Transactions are consummated pursuant to the terms of the Merger Agreement, then the Deposit Amount, together with any investment earnings and interest earned thereon, will be used to pay a portion of the aggregate Merger Consideration. If the Merger Agreement is validly terminated under circumstances obligating Parent to pay the Parent Termination Fee, then the Company will be entitled to permanently retain the Deposit Amount. If the Merger Agreement is validly terminated and the Parent Termination Fee is not payable by Parent pursuant to the Merger Agreement in connection with such termination, then the Company will be required to return the Deposit Amount, together with any investment earnings and interest thereon, to Parent.

If the aggregate amount of the Equity Financing (as defined below) committed to be funded at the Closing, in combination with the Deposit Amount and the amount of the Company’s Cash on Hand at the Closing, would not reasonably be expected to equal or exceed the aggregate amount of the Merger Consideration payable at the Closing, plus the aggregate amount of the “Company Transaction Expenses” (as defined in the Merger Agreement) and Parent Transaction Expenses (as defined below), then Parent must, and must cause its affiliates to, use its and their respective reasonable best efforts to arrange and obtain additional equity financing from the same or alternative sources (the “Additional Equity Financing”). Any equity commitment letters entered into in connection with the Additional Equity Financing must contain the terms stipulated by the Merger Agreement, including providing that the Company is a third-party beneficiary thereunder.

Closing Conditions

The stockholders of the Company will be asked to vote on the adoption of the Merger Agreement and the approval of the Merger and the other Transactions at a meeting of the Company’s stockholders. The Merger is subject to the satisfaction or waiver (where permitted by applicable law) of certain closing conditions, including:

•	The following conditions to the obligation of each party to close:

o	the adoption and approval of the Merger Agreement and the Transactions, including the Merger, by the affirmative vote of the holders of a majority of the outstanding shares of Company Stock entitled to vote thereon (the “Company Stockholder Approval”);

o	the absence of any law, regulation, order, judgment, injunction, ruling, writ, award or decree that restrains, enjoins, renders illegal or otherwise prohibits the consummation of the Merger or the Transactions;

o	if applicable, the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act; and

o	the absence of any pending cause of action, proceeding, suit, hearing, litigation, enforcement action or investigation brought by the U.S. Department of Justice or Federal Trade Commission under any antitrust law that challenges or seeks to restrain, enjoin, render illegal or otherwise prohibit the consummation of the Merger or the Transactions or that seeks to prohibit Parent or the Surviving Corporation’s ownership or operation of all or any portion of the Company’s business or assets under any antitrust law as a result of the Merger or the Transactions;

•	The following conditions to Parent’s obligation to close:

o	the accuracy of the Company’s representations and warranties and the Company’s compliance with its covenants and agreements contained in the Merger Agreement (subject to certain qualifications as to materiality); and

o	the absence of a “Material Adverse Effect” (as defined in the Merger Agreement) since the date of the Merger Agreement; and

•	The following conditions to the Company’s obligation to close:

o	The accuracy of Parent’s representations and warranties and Parent’s compliance with its covenants and agreements contained in the Merger Agreement (subject to certain qualifications as to materiality).

Representations, Warranties and Covenants

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants relating to the Company’s conduct of its business between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement, and the Company’s obligation to convene a meeting of the Company’s stockholders (the “Company Stockholder Meeting”) to consider and vote upon the adoption and approval of the Merger Agreement.

Go Shop; No Solicitation or Negotiation

During the thirty (30) day period (the “Go-Shop Period”) following execution of the Merger Agreement and ending at 11:59 p.m. (Pacific Time) on November 13, 2025 (the “No-Shop Period Start Date”), the Company and its representatives have the right to, among other things, solicit a competing acquisition proposal from any third party that is not a “No-Shop Party” (as defined in the Merger Agreement), subject to certain requirements set forth in the Merger Agreement.

From and after (i) the date of the Merger Agreement (in the case of No-Shop Parties) and (ii) the No-Shop Period Start Date (in the case of all other third parties), the Company will be bound by a covenant not to, among other things, solicit any competing acquisition proposals. However, at any time before receiving the Company Stockholder Approval, if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that an unsolicited competing acquisition proposal constitutes or could reasonably be expected to lead to a “Superior Proposal” (as defined in the Merger Agreement), then the Company is permitted to engage in discussions or negotiations with the third party (including a No-Shop Party) with respect to such third party’s unsolicited competing acquisition proposal, subject to certain requirements set forth in the Merger Agreement.

If the Company receives a competing acquisition proposal that the Board determines to be a Superior Proposal before receiving the Company Stockholder Approval, the Board may terminate the Merger Agreement and/or effect an “Adverse Recommendation Change” (as defined in the Merger Agreement), subject in each case to the Company fulfilling certain requirements before taking such action, including first providing Parent customary match rights. In addition, the Board may effect an Adverse Recommendation Change (but not terminate the Merger Agreement) in response to an “Intervening Event” (as defined in the Merger Agreement), subject to certain conditions and requirements, including first providing Parent an opportunity to mitigate the Intervening Event.

Termination; Termination Fees and Expense Reimbursement; Specific Performance

The Merger Agreement may be terminated by mutual written consent of the Company and Parent. In addition, either party may terminate the Merger Agreement if:

•	the Merger has not been consummated on or before February 28, 2026;

•	any court or other governmental authority issues a final, non-appealable order permanently restraining, enjoining, rendering illegal or otherwise permanently prohibiting the consummation of the Merger;

•	the Company Stockholder Approval is not obtained at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote on the adoption of the Merger Agreement has been taken; or

•	if the other party breaches any of its representations, warranties or covenants, the breach would cause certain closing conditions not to be satisfied, and the breach is not curable or, if curable, is not cured within the time period set forth in the Merger Agreement.

Parent may also terminate the Merger Agreement if:

•	an Adverse Recommendation Change occurs;

•	Parent requests in writing that the Board reaffirm the Company Board Recommendation after the public announcement of a competing acquisition proposal and the Board fails to do so within the time period set forth in the Merger Agreement;

•	the Company or the Board materially breaches its obligations under the provisions of the Merger Agreement (x) pertaining to the Company Stockholder Meeting or (y) summarized above under the heading “Go Shop; No Solicitation or Negotiation”; or

•	the Company enters into an alternative acquisition agreement with respect to a competing acquisition proposal.

The Company may also terminate the Merger Agreement if all closing conditions have been satisfied or waived, the Company has irrevocably confirmed in writing to Parent that it is ready and willing to close and Parent and Merger Subsidiary fail to timely consummate the Merger.

Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay a termination fee to Parent (the “Termination Fee”). The Termination Fee will be in the amount of $4,000,000 if the Company terminates the Merger Agreement either (i) prior to the No-Shop Period Start Date or (ii) within 10 business days following the No-Shop Period Start Date, in each case in order to enter into an alternative acquisition agreement with respect to a Superior Proposal made by a third party (other than a No-Shop Party) that has made a competing acquisition proposal prior to the No-Shop Period Start Date. In all other circumstances in which the Termination Fee is payable pursuant to the Merger Agreement, the Termination Fee will be in the amount of $8,000,000. In addition, if the Board has not made an Adverse Recommendation Change and the Merger Agreement is terminated by the Company or Parent because the Company Stockholder Approval is not obtained, then the Company will be required to reimburse Parent and its affiliates (including, for this purpose, the Investor) for certain costs and fees owed to third parties in connection with the consideration, negotiation or consummation of the Merger Agreement or the Transactions (“Parent Transaction Expenses”); provided that such reimbursement obligations of the Company shall not exceed $3,000,000 in the aggregate.

Parent will be required to pay the Company a termination fee of $15,000,000 (the “Parent Termination Fee”) if the Merger Agreement is terminated under specified circumstances, including if the Company terminates the Merger Agreement because of a failure of Parent to consummate the Merger when required to do so by the Merger Agreement or because of Parent’s or Merger Subsidiary’s uncured breach of the Merger Agreement that would cause certain closing conditions not to be satisfied. If the Parent Termination Fee is payable pursuant to the Merger Agreement, then Parent’s obligation to pay such amount will be satisfied by the Company’s permanent retention of the Deposit Amount.

The Merger Agreement also provides that the Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, may specifically enforce the obligations under the Merger Agreement, except that the Company may only pursue specific performance to cause Parent and Merger Subsidiary to consummate the Closing if certain conditions are satisfied, including the satisfaction of the Additional Financing Condition in the Equity Commitment Letter (defined below).

Stock Exchange Delisting; Deregistration

If the Closing occurs, the Company Stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Equity Commitment Letter

In connection with the execution of the Merger Agreement, on October 14, 2025, Parent entered into an Equity Commitment Letter (the “Equity Commitment Letter”) with the Investor, pursuant to which the Investor (a) has committed to fund the Commitment on the terms and subject to the conditions set forth in the Equity Commitment Letter and (b) deposited, as an advance against the Commitment and security for the Parent Termination Fee, the Deposit Amount (together with the other transactions contemplated by the Equity Commitment Letter, the “Equity Financing”).

The Investor’s obligation to fund the Commitment (other than the Deposit Amount) is conditioned upon the satisfaction of certain conditions precedent, including, without limitation, (i) the satisfaction or waiver (to the extent permitted by law) of the conditions precedent to Parent’s and Merger Subsidiary’s obligations to consummate the Closing set forth in the Merger Agreement, (ii) Parent’s receipt of duly executed equity or debt commitment letters from investors, other than the Investor and its affiliates, in forms reasonably satisfactory to the Investor and Parent in an aggregate amount of $60,000,000 (the “Additional Financing Condition”) and (iii) the Company’s irrevocable confirmation to Parent in writing that the Company is ready, willing and able to consummate the Merger.

Subject to (i) the terms and conditions of the Merger Agreement, including the specific performance provision contained therein, and (ii) the fulfillment of the conditions precedent to Investor’s obligation to fund the Commitment set forth in the Equity Commitment Letter, including the Additional Financing Condition, the Company has been made a third party beneficiary of the rights granted to Parent under the Equity Commitment Letter only for the purpose of obtaining specific performance of Parent’s right to cause the Commitment to be funded in accordance with the terms of the Equity Commitment Letter, which right of specific performance may be sought directly against the Investor or indirectly through Parent.

Voting and Support Agreements

In connection with the execution of the Merger Agreement, on October 14, 2025, the Company entered into Voting and Support Agreements (collectively, the “Support Agreements”) with Parent and certain stockholders of the Company, specifically (i) all of the Company’s directors and executive officers (the “Management Stockholders”) and (ii) certain stockholders of the Company affiliated with Caledonia (Private) Investments Pty Limited and Caledonia US, LP (the “Caledonia Stockholders” and, together with the Management Stockholders, the “Supporting Stockholders”), pursuant to which the Supporting Stockholders have agreed, among other things, subject to the terms and conditions of the Support Agreement, to vote all of their shares of Company Stock in favor of the Merger and adoption and approval of the Merger Agreement. The Management Stockholders beneficially own, in the aggregate, approximately 3.9% of the outstanding shares of Company Stock, and the Caledonia Stockholders beneficially own, in the aggregate, approximately 21.1% of the outstanding shares of Company Stock.

Each Support Agreement will terminate upon the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the date of any material modification, waiver or amendment to any provision of the Merger Agreement that the signatory Supporting Stockholder does not consent to that reduces the amount or, changes the form of, consideration payable to such Supporting Stockholder pursuant to the Merger Agreement, or (iii) the Effective Time.

Copies of the Merger Agreement, the Equity Commitment Letter, the form of Support Agreement executed by the Management Stockholders and the Support Agreement executed by the Caledonia Stockholders are attached hereto as Exhibit 2.1, Exhibit 2.2, Exhibit 10.1 and Exhibit 10.2, respectively, and each is incorporated herein by reference. The foregoing descriptions of the Merger Agreement, the Equity Commitment Letter and the Support Agreements do not purport to be complete and are qualified in their entirety by reference to the full texts of the Merger Agreement, the Equity Commitment Letter and the Support Agreements. The Merger Agreement, the Equity Commitment Letter and the Support Agreements have been filed to provide information to investors regarding their terms. They are not intended to provide any other factual information about the Company, Parent, Merger Subsidiary, the Investor or the Supporting Stockholders, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Merger. The Merger Agreement, the Equity Commitment Letter, the Support Agreements and these summaries should not be relied upon as disclosure about the Company, Parent, Merger Subsidiary, the Investor or the Supporting Stockholders. None of the Company’s stockholders or any other third parties should rely on the representations, warranties and covenants in the Merger Agreement, the Equity Commitment Letter or the Support Agreements or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Subsidiary, the Investor, the Supporting Stockholders or any of their respective subsidiaries or affiliates. The representations and warranties contained in the Merger Agreement, the Equity Commitment Letter and the Support Agreements are the product of negotiations among the parties thereto and that the parties made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered in connection with the Merger Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Item 7.01. Regulation FD Disclosure.

On October 15, 2025, the Company and Parent issued a joint press release announcing entry into the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

The information in this Item 7.01 of this Form 8-K, including the press release attached as Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.1	Agreement and Plan of Merger, dated as of October 14, 2025, among TrueCar, Inc., Fair Holdings, Inc. and Rapid Merger Subsidiary, Inc.*

2.2	Equity Commitment Letter, dated as of October 14, 2025, by and between Fair Holdings, Inc. and Alpha Auto 2, LLC

10.1	Form Voting and Support Agreements, dated as of October 14, 2025, by and among TrueCar, Inc., Fair Holdings, Inc., Rapid Merger Subsidiary, Inc., and the directors and officers of TrueCar, Inc.

10.2	Voting and Support Agreement, dated as of October 14, 2025, by and among TrueCar, Inc., Fair Holdings, Inc., Rapid Merger Subsidiary, Inc., Caledonia (Private) Investments Pty Limited and Caledonia US, LP

99.1	Joint Press Release, dated October 15, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Exhibits and Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC.

Additional Information and Where to Find It

In connection with the proposed transaction between the Company and Parent, the Company will file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A relating to its special meeting of stockholders, which will be mailed to the Company’s stockholders. The Company may file or furnish other documents with the SEC regarding the Transactions. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PARENT AND THE TRANSACTIONS.

Stockholders may obtain free copies of the proxy statement (when available) and other documents the Company files with the SEC from the SEC’s website at www.sec.gov or through the Investors portion of the Company’s website at https://ir.truecar.com under the link “Financials” and then under the link “SEC Filings” or by contacting the Company’s Investor Relations team by e-mail at investors@truecar.com.

Participants in the Solicitation

The Company and its directors, executive officers, certain other members of management and certain employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Merger. Information regarding the Company’s directors and executive officers is contained in the Company’s definitive proxy statement for its 2025 annual meeting of stockholders filed with the SEC on April 8, 2025 under the sections entitled “Executive Officers, Directors and Corporate Governance,” “Security Ownership of Certain Beneficial Owners and Management” and “Compensation Discussion and Analysis.” To the extent that holdings of the Company’s securities have changed since the amounts set forth in the Company’s proxy statement for its 2025 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their interests will be contained in the proxy statement and other relevant materials to be filed with the SEC relating to the proposed transaction. These documents can be obtained (when available) free of charge from the sources indicated above.

Cautionary Note Regarding Forward-Looking Statements

This Current Report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include all statements that do not relate solely to historical or current facts, such as statements regarding the Company’s expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “accelerate,” “aim,” “ambition,” “anticipate,” “approximate,” “aspire,” “assume,” “believe,” “can,” “continue,” “could,” “create,” “enable,” “estimate,” “expect,” “extend,” “forecast,” “future,” “goal,” “guidance,” “intend,” “long-term,” “may,” “model,” “ongoing,” “opportunity,” “outlook,” “plan,” “position,” “possible,” “potential,” “predict,” “preliminary,” “project,” “seek,” “should,” “strive,” “target,” “transform,” “trend,” “vision,” “will,” “would,” and variations of these terms or other similar expressions, although not all forward-looking statements contain these words. Such statements include, but are not limited to, statements regarding the Transactions, the Company’s ability to consummate the Transactions on the expected timeline or at all, the anticipated benefits of the Transactions, the terms and the impact of the Transactions on the Company’s future business, results of operations and financial condition, and the sources and scope of the expected financing in connection with the proposed transaction. Forward-looking statements are based on current estimates, assumptions and beliefs and are subject to known and unknown risks and uncertainties, many of which are beyond the Company’s control, that may cause actual results to vary materially from those indicated by such forward-looking statements. Such risks and uncertainties include, but are not limited to: (i) the risk that the Transactions may not be completed in a timely manner or at all; (ii) the ability of the Investor and Parent to obtain the Additional Equity Financing in connection with the Transactions; (iii) the failure to satisfy any of the conditions to the consummation of the Transactions, including the receipt of certain regulatory approvals (if required) and stockholder approval; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the transaction agreements, including in circumstances requiring the Company to pay the Company Termination Fee; (v) the effect of the announcement or pendency of the Transactions on the Company’s business relationships, operating results and business generally; (vi) the risk that the Transactions disrupt the Company’s current plans and operations; (vii) the Company’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) significant or unexpected costs, charges or expenses resulting from the Transactions; (x) potential litigation relating to the Transactions that could be instituted against the parties to the transaction agreements or their respective directors, managers or officers, including the effects of any outcomes related thereto; (xi) uncertainties related to the continued availability of capital and financing; (xii) certain restrictions during the pendency of the Transactions that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xiii) uncertainty as to timing of completion of the Transactions; (xiv) the Company’s ability to solicit an alternative transaction during the Go-Shop Period; (xv) the impact of adverse general and industry-specific economic and market conditions; and (xvi) other risks described in the Company’s filings with the SEC, including under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2024, and any Quarterly Report on Form 10-Q or Current Report on Form 8-K that contain updates thereto. Forward looking statements included herein are made only as of the date hereof and the Company does not undertake any obligation to update any forward looking statements as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements in this Current Report are qualified in their entirety by this cautionary statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2025		TRUECAR, INC.

	By:	/s/ Jeff Swart
Jeff Swart
EVP, General Counsel & Secretary